As filed with the Securities and Exchange Commission on May 17, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  FREEDOM EQUITY FUND
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

         11615 Angus Rd., Ste. 104-K, Austin, TX 78759
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Telephone Number (including area code):            1-866-257-4757
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Name and address of agent for service of process:

Mr. Juan Gabriel Garcés, 11615 Angus Rd., Ste. 104-K, Austin, TX 78759
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES [X] NO [ ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Austin and State of Texas on the 17th day of May 2002.

FREEDOM EQUITY FUND

By:       Juan Gabriel Garcés
                        Juan Gabriel Garcés
Its:        Initial Trustee

ATTEST:

By:       Venu Nair
                        Venu Nair
Its:        Secretary